Exhibit 99.1

                  Dragon Appoints International Professionals
                     as Independent Directors to the Board

Vancouver,  BC- September 30, 2005..  Dragon  Pharmaceutical Inc. (OTC BB: DRUG;
TSX: DDD; BBSE: DRP) ("the Company") is pleased to announce the appointment of Mr. Peter Mak, Mr. Heinz Frey, and Mr. Jin Li as additional independent directors to the board. The appointments were the result of discussions with potential candidates in North America, Europe and Asia, with industry, accounting, and legal expertise who share the same vision as the Company. Our efforts turned out to be very rewarding and we are pleased to announce the appointment of the following three additional directors.

Mr. Peter Mak, age 44, is a fellow of the Chartered Association of Certified Accountants in UK as well as a fellow of the Hong Kong Institute of Certified Public Accountant. Mr. Mak was formerly the Managing Partner of Arthur Andersen Southern China and also a partner of Arthur Andersen Worldwide. Through his twenty years of accounting and financial practices, Mr. Mak has extensive knowledge and experience in Chinese and international accounting standards. He is also the independent director or financial advisor for several public companies listed in United States and Hong Kong.

Mr. Heinz Frey, age 67, graduated from University of Berne/Switzerland in 1966, has 30 years of experience in the telecommunication industry, security manufacturing and service industry. He has broad experience in the management of various sizes of companies with global presence, financing and controlling of international companies, leading development, production, sales and finance departments. He is also a board member of various companies.

Mr. Jin Li, age 38, is  currently a
senior advisor of Phycos International Co., Ltd. Prior to joining Phycos, he was a partner at the international law firm, Linklaters. Mr. Li studied biochemistry at Peking University in China and received his Master of Science degree in Biochemistry from the University of Michigan and his doctoral degree from Law School of University of Columbia. He has more than ten years of experience in international IPOs, M&A and business transactions.

As a result of the appointment, the number of Dragon directors is now established at eight, with Messrs. Mak, Frey, and Li, along with current directors Dr Yiukwong Sun and Ms. Xuemei Liu, serving as independent directors. Concurrent upon the appointment of the three new independent directors, the Board of directors established an Audit Committee and Compensation Committee. Mr. Peter Mak was elected as the Chairman of Audit Committee with Mr. Heinz Frey and Mr. Jin Li as members. Ms. Xuemei Liu was elected as the Chairman of the Compensation Committee with Dr. Yiukwong Sun and Jin Li as members.

"I appreciate the Board's confidence in me, said Peter Mak, the newly elected Audit Committee Chairman, "After discussions with Chairman Han and management, I have had an opportunity to review the Company's history, strategy and business potential and I am confident that it will move forward toward success.